Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 24, 2007	Contact: Christian E. Rothe Director, Strategic Planning and Development (217) 228-8224
GARDNER DENVER, INC. REPORTS STRONG RESULTS FOR THE THIRD QUARTER OF 2007:
Excellent Flow-Through Profitability Drives Higher Earnings and Cash Provided by Operating Activities
•	Compared to the Third Quarter of 2006:
•	Revenues increased 10 percent

•	Total segment operating earnings(1) grew 21 percent

•	Net income increased 67 percent

•	Diluted earnings per share increased 65 percent
•	Company Raises Full-Year DEPS Outlook Range to $3.49 to $3.54

•	Results for the Third Quarter of 2007 included the favorable effect of $10.5 million of non-recurring, non-cash reductions to net deferred tax liabilities, which increased DEPS by $0.19

•	Cash provided by operating activities exceeded $127 million in the nine-month period of 2007, compared to $87 million in the same period of 2006
QUINCY, IL (October 24, 2007) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended September 30, 2007 were $457.2 million and $53.7 million, respectively. For the nine-month period of 2007, revenues and net income were $1.4 billion and $141.2 million, respectively. Diluted earnings per share (“DEPS”) for the three months ended September 30, 2007 were $0.99, 65 percent higher than the comparable period of 2006. For the nine-month period of 2007, DEPS were $2.62, 46 percent higher than the comparable period of the previous year. Results for the third quarter of 2007 included non-recurring, non-cash reductions to net deferred tax liabilities related to income tax rate changes in Germany and the U.K., which reduced the tax provision by $10.5 million in the third quarter of 2007, increasing DEPS by $0.19. Other than the reduction in the tax provision, the Company’s DEPS improvement for the three months ended September 30, 2007 was primarily attributable to the incremental flow-through profitability of organic revenue growth and operational improvements, including the benefits from acquisition integration.
CEO’s Comments Regarding Results
“I am very pleased with our results for the third quarter, which reflects the diligent efforts of Gardner Denver’s employees throughout the world,” said Ross J. Centanni, Chairman, President and CEO of Gardner Denver. “Demand continued to be strong in end market segments in Europe and Asia, while growth slowed in North America. The year-over-year flow-through profitability in both of our reportable segments was excellent in the third quarter, as we continue to realize the benefit of some of our integration activities. As a result, the Company’s total segment operating earnings(1) grew 21 percent when compared to the same quarter of the previous year, which was twice the rate of revenue growth for the same period. The strong flow-through profitability was achieved despite the unfavorable effect of selling fewer drilling pumps in the three-month period of 2007 than in the same period of the previous year. The solid operating performance in the third quarter and the first nine months of 2007 has resulted in more than $127 million in cash provided by operating activities.
“Our Compressor and Vacuum Products segment revenues grew by 10 percent in the third quarter of 2007, when compared to the same period of 2006, due to strong demand in Europe and Asia and favorable changes in currency exchange rates. Orders increased 11 percent in the three months ended September 30, 2007, when compared with the same period of 2006, reflecting good demand for engineered products and OEM applications on a global basis, and low-pressure and vacuum applications in Europe. Order growth for this segment accelerated in the third quarter of 2007, compared to the second quarter of the current year, reflecting strong growth in end market segments, the benefit of reducing manufacturing lead-times as we integrate acquired operations, and favorable changes in currency exchange rates.
“Compressor and Vacuum Products segment operating earnings(1) as a percentage of revenues (segment operating margin(1)) expanded to 11.8 percent in the third quarter, the highest level achieved since 2001,” said Mr. Centanni. “The improvement is the result of the segment’s strong flow-through profitability on organic revenue growth, cost reductions, and the benefits of acquisition integration activities. Further improvement is expected to be realized as the manufacturing integration of the Schopfheim, Germany facilities is completed at the end of this year. In 2008, these process improvements are expected to increase productivity, while reducing lead-times and inventory, generating incremental operating earnings of approximately $6 million annually.
“Fluid Transfer Products segment revenues grew 11 percent in the third quarter of 2007, compared with the third quarter of 2006, primarily due to increased shipments of well stimulation pumps, loading arms and fuel systems,” said Mr. Centanni. “Orders grew 19 percent in the third quarter, compared with the same period of 2006, reflecting strong demand for loading arms and fuel systems. Additionally, as a result of inventory positioned to sell on short lead-times, we realized a slight increase in orders for drilling pumps for the three-month period, compared to the previous year. We intend to continue positioning inventory to take advantage of opportunistic sales in future periods.
“Fluid Transfer Products segment operating margin(1) was 25.7 percent in the third quarter, similar to the same period of the prior year and down from the second quarter of 2007. The decline in segment operating margin(1) from the second quarter of 2007 to the third quarter was expected and reflects the unfavorable mix of selling fewer drilling pumps, since these products generate operating margin in excess of the Fluid Transfer Products segment average.”

Mr. Centanni continued, “To date in 2007, we used cash provided by operating activities to repay $87.9 million of debt, reducing debt to total capital to 23.2 percent. The Company’s balance sheet and cash generation are strong, which positions us well for strategic acquisitions.”
Outlook
“The Company expects orders for its compressor and vacuum products to remain strong through the balance of 2007, driven by demand in Europe and Asia. We expect to see strong demand through the first half of 2008 for OEM applications and engineered products, as well as marine and European mobile applications. In the second half of 2008, we expect the rate of order growth for compressor and vacuum products to slow slightly. We anticipate revenue growth to continue in 2008 as a result of the order outlook and a reduction in backlog as operational improvements are achieved,” said Mr. Centanni.
“We continue to experience good demand for well stimulation pumps, and our production capacity for these products is sold out through the first half of 2008. Shipments of drilling pumps are expected to continue to decline in 2008, reflecting our outlook for a relatively stable rig count in North America. Although we expect to continue selling drilling pumps for new rigs, upgrades, and replacements, both domestically and internationally, we do not believe this volume will be equivalent to the new rig build completed during the previous three years.
“The Company received certain contracts for liquid natural gas and compressed natural gas loading arms in the second quarter of 2007, which were previously expected to be shipped in early 2008. We now expect to ship approximately half of the contracts in the fourth quarter of 2007,” said Mr. Centanni.
“Based on our current economic outlook, existing backlog, expected operational improvements from integration projects, and a lower effective tax rate, we are raising our full-year 2007 DEPS outlook range to $3.49 to $3.54, with fourth quarter DEPS expected to be $0.87 to $0.92. The midpoint of the DEPS range for the fourth quarter of 2007 ($0.90) represents a 29 percent increase over the same period of 2006. The midpoint of the new DEPS range for the full-year 2007 ($3.52) represents a 41 percent increase over 2006 results. Based on current expectations, the effective tax rate assumed in the DEPS guidance for the fourth quarter of 2007 is 31 percent.”
Mr. Centanni continued, “DEPS are currently expected to be in a range of $3.15 to $3.35 in 2008. The midpoint of this range ($3.25) would be a decline in DEPS from 2007, resulting primarily from the non-recurring, non-cash reduction in net deferred tax liabilities in the current year. Aside from this effect, revenue and segment operating margin(1) increases in Compressor and Vacuum Products and a lower effective tax rate are expected to largely offset the earnings impact of reduced drilling pump shipments in 2008. The Company’s effective tax rate assumed in the 2008 DEPS guidance is 30 percent.

“The Company invested approximately $32.2 million in capital expenditures during the nine-month period of 2007, compared to $26.3 million in the same period of 2006. Depreciation and amortization expense was approximately $42.8 million for the nine months ended September 30, 2007, compared to $39.5 million in the nine-month period of 2006. For the full-years 2007 and 2008, capital spending is expected to be approximately $45 million to $50 million. Capital spending in 2008 includes planned investments to expand the Company’s manufacturing capacity for compressor and vacuum products in China.”
Revised Presentation of Operating Results for the Reporting of Depreciation and Amortization Expenses
Beginning in the first quarter of 2007, the Company’s presentation of its operating results reflects the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses. Total depreciation and amortization was previously reported as a separate caption in the consolidated statements of operations. The 2006 consolidated statements of operations included in this press release have been reclassified to conform to the current presentation. Depreciation and amortization expense included in cost of sales for the three and nine-month periods ended September 30, 2006 was approximately $8.8 million and $28.6 million, respectively. For the three and nine-month periods ended September 30, 2006, depreciation and amortization expense included in selling and administrative expense was approximately $4.1 million and $10.9 million, respectively. This reclassification had no effect on reported consolidated income before tax, net income, per share amounts, reportable segment operating earnings(1) or cash provided by operating activities.
Third Quarter Results
Revenues increased $43.2 million (10 percent) to $457.2 million for the three months ended September 30, 2007, compared to the same period of 2006. Compressor and Vacuum Products segment revenues increased 10 percent for the three-month period of 2007, compared to the previous year, driven by organic growth in most product lines and favorable changes in currency exchange rates. Fluid Transfer Products segment revenues increased 11 percent for the three months ended September 30, 2007, compared to the same period of 2006, primarily resulting from increased volume in well servicing pumps, fuel systems and loading arms and favorable changes in currency exchange rates, partially offset by lower volume in drilling pumps (see Selected Financial Data Schedule).
Compressor and Vacuum Products orders of $376.4 million for the three-month period ended September 30, 2007 were $36.5 million (11 percent) higher than the same period of the previous year due to organic growth and favorable changes in exchange rates. Orders for Fluid Transfer Products of $99.5 million for the three months ended September 30, 2007 were $15.7 million (19 percent) higher than the same period of the previous year due to increased demand for loading arms and fuel systems and favorable changes in currency exchange rates.
Cost of sales as a percentage of revenues improved to 67.4 percent in the three-month period ended September 30, 2007, from 67.7 percent in the same period of 2006. The year-over-year decrease in cost of sales as a percentage of revenues was attributable to cost reduction initiatives and leveraging fixed and semi-fixed costs over additional production volume.
As a percentage of revenues, selling and administrative expenses improved to 17.9 percent for the three-month period ended September 30, 2007, compared to 18.8 percent for the same period of 2006, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $4.0 million in the three-month period ended September 30, 2007, as compared to the same period of 2006, to $81.9 million, due to the impact of unfavorable changes in foreign currency exchange rates of approximately $4.1 million. Other selling and administrative expense increases were offset by cost reductions realized through integration initiatives.
Segment operating margin(1) for the Compressor and Vacuum Products segment was 11.8 percent in the three months ended September 30, 2007, compared with 10.2 percent in the same period of 2006. The Fluid Transfer Products segment generated segment operating margin(1) of 25.7 percent in the three months ended September 30, 2007, an improvement from 25.4 percent in the third quarter of 2006. The improved results for each reportable segment reflect significant leveraging of fixed and semi-fixed costs over higher revenues and cost reductions realized to date through acquisition integration initiatives. In the Fluid Transfer Products segment, unfavorable product mix as a result of selling fewer drilling pumps was largely offset by price increases.
The provision for income taxes for the three months ended September 30, 2007 decreased $8.3 million (52 percent) to $7.5 million, compared to the same period of 2006, primarily due to approximately $10.5 million of non-recurring, non-cash reductions to net deferred tax liabilities related to corporate income tax rate changes in Germany and the U.K., which were enacted in the third quarter of 2007 and will become effective in early 2008.
Net income for the three months ended September 30, 2007 increased $21.5 million (67 percent) to $53.7 million, compared to $32.1 million in same period of 2006. DEPS for the three-month period of 2007 were $0.99, 65 percent higher than the comparable period of the previous year as a result of the increased net income. These financial results reflect an effective tax rate of 12.3 percent for the three-month period of 2007, compared to 33.0 percent for the three-month period of 2006.
Nine Month Results
Revenues for the first nine months of 2007 increased $128.9 million (10 percent) to $1.4 billion, compared to $1.2 billion in the same period of 2006. This increase resulted from organic growth and favorable changes in foreign currency exchange rates.
Incremental volume and the related benefit of increased cost leverage over a higher revenue base, and favorable sales mix, contributed to an improvement in cost of sales as a percentage of revenues to 66.7 percent in the first nine months of 2007, compared with 67.4 percent in the same period of 2006. Cost of sales in the nine-month period of 2006 includes a non-recurring charge to depreciation expense of approximately $5.5 million associated with the finalization of the fair market value of Thomas Industries’ property plant, and equipment. Declines in productivity related to acquisition integration efforts partially offset these improvements (see Selected Financial Data Schedule).
As a percentage of revenues, selling and administrative expenses improved to 18.0 percent for the first nine months of 2007, from 18.8 percent in the comparable period of 2006, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $13.6 million for the nine-month period ended September 30, 2007 to $245.0 million, primarily due to unfavorable changes in foreign currency exchange rates ($10.9 million). Approximately $3.2 million of the increase is attributable to a non-recurring reduction to amortization expense in the nine-month period of 2006 associated with the finalization of the fair market value of Thomas Industries’ amortizable intangible assets. Other selling and administrative expense increases were offset by cost reductions realized through integration initiatives.
The provision for income taxes for the nine months ended September 30, 2007 was comparable to the same period of 2006. The income tax impact of higher pretax income was offset by a lower effective tax rate for the nine-month period of 2007 (24.9 percent) than in the same period of 2006 (33.0 percent), primarily due to the previously mentioned $10.5 million non-recurring, non-cash net deferred tax liability adjustment recorded in the third quarter of 2007.
Net income increased $45.6 million (48 percent) to $141.2 million for the nine months ended September 30, 2007, compared to $95.6 million for the same period of 2006. Diluted earnings per share for the nine-month period of 2007 were $2.62, 46 percent higher than the same period of the previous year.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results,” “Outlook,” “Third Quarter Results” and “Nine Month Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, including those set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2006, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (3) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products; (4) the ability to effectively integrate acquisitions, including product and manufacturing rationalization initiatives, and realize anticipated cost savings, synergies and revenue enhancements; (5) the ability to attract and retain quality executive management and other key personnel; (6) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro, the British pound and the Chinese yuan); (8) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (9) the risks associated with environmental compliance costs and liabilities; (10) the risks associated with pending asbestos and silicosis personal injury lawsuits; (11) the risks associated with the Company’s indebtedness and changes in the availability or costs of new financing to support the Company’s operations and future investments; (12) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; (13) the ability to avoid employee work stoppages and other labor difficulties; (14) changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations and market performance of pension plan assets; and (15) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and nine-month periods ended September 30, 2007 and 2006 follow.
Gardner Denver will broadcast a conference call to discuss third quarter earnings on Thursday, October 25, 2007 at 9:30 a.m. Eastern time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.

Gardner Denver, Inc., with 2006 revenues of $1.7 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

(1)	Segment operating earnings (defined as revenues less cost of sales and selling and administrative expenses), and segment operating margin (defined as segment operating earnings divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating earnings to consolidated income before income taxes, see “Business Segment Results.”

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2007	2006	Change	2007	2006	Change

Revenues	$457,230	$414,028	10	$1,358,517	$1,229,634	10

Costs and expenses:
Cost of sales (2)	308,050	280,429	10	906,578	829,028	9
Selling and administrative expenses (2)	81,881	77,903	5	245,034	231,468	6
Interest expense	6,566	8,762	(25)	20,161	28,574	(29)
Other income, net	(443)	(1,015)	(56)	(1,232)	(2,155)	(43)

Total costs and expenses	396,054	366,079	8	1,170,541	1,086,915	8

Income before income taxes	61,176	47,949	28	187,976	142,719	32
Provision for income taxes	7,524	15,832	(52)	46,737	47,106	(1)

Net income	$53,652	$32,117	67	$141,239	$95,613	48

Basic earnings per share	$1.00	$0.61	64	$2.66	$1.83	45

Diluted earnings per share	$0.99	$0.60	65	$2.62	$1.79	46

Basic weighted average number of shares outstanding	53,472	52,436		53,124	52,258

Diluted weighted average number of shares outstanding	54,236	53,548		53,998	53,405

Shares outstanding as of September 30	53,501	52,501

(2)	Current and prior year results reflect the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	9/30/2007	6/30/2007	Change	12/31/2006

Cash and equivalents	$88,834	$71,483	24	$62,331
Accounts receivable, net	295,417	301,809	(2)	261,115
Inventories, net	266,790	258,750	3	225,067
Total current assets	684,914	666,531	3	579,718

Total assets	1,898,225	1,832,623	4	1,750,231

Short-term borrowings and current maturities of long-term debt	23,689	26,639	(11)	23,789
Accounts payable and accrued liabilities (3)	310,081	290,601	7	293,178
Total current liabilities (3)	333,770	317,240	5	316,967
Long-term debt, less current maturities	302,685	341,091	(11)	383,459

Total liabilities	816,897	857,772	(5)	897,701

Total stockholders’ equity	$1,081,328	$974,851	11	$852,530

(3)	In connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” effective January 1, 2007, the liability established for unrecognized income tax benefits relative to matters not expected to be resolved within twelve months at September 30, 2007 has been classified as a non-current liability. The balance sheet at December 31, 2006 was reclassified to conform to the current presentation and, accordingly, approximately $9.4 million of the liability for unrecognized tax benefits at December 31, 2006 was reclassified from current liabilities to non-current liabilities.

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2007	2006	Change	2007	2006	Change
Compressor and Vacuum Products
Revenues	$359,990	$326,094	10	$1,053,241	$969,929	9
Operating earnings	42,322	33,332	27	122,634	102,891	19
% of revenues	11.8%	10.2%		11.6%	10.6%
Orders	376,365	339,889	11	1,101,934	1,017,846	8
Backlog	420,703	356,091	18	420,703	356,091	18

Fluid Transfer Products
Revenues	97,240	87,934	11	305,276	259,705	18
Operating earnings	24,977	22,364	12	84,271	66,247	27
% of revenues	25.7%	25.4%		27.6%	25.5%
Orders	99,529	83,784	19	299,186	282,315	6
Backlog	184,648	189,583	(3)	184,648	189,583	(3)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating earnings	$42,322	$33,332		$122,634	$102,891
Fluid Transfer Products operating earnings	24,977	22,364		84,271	66,247

Total segment operating earnings	67,299	55,696		206,905	169,138
% of revenues	14.7%	13.5%		15.2%	13.8%
Interest expense	6,566	8,762		20,161	28,574
Other income, net	(443)	(1,015)		(1,232)	(2,155)

Income before income taxes	$61,176	$47,949		$187,976	$142,719

% of revenues	13.4%	11.6%		13.8%	11.6%

The Company has determined its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company evaluates the performance of its reportable segments based on income before interest expense, other income, net, and income taxes. Reportable segment operating earnings (defined as revenues less cost of sales and selling and administrative expenses) and segment operating margin (defined as segment operating earnings divided by revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating earnings of its reportable segments to evaluate past performance, management performance and compensation, and actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		%		%
	$ Millions	Change	$ Millions	Change
Compressor and Vacuum Products
2006 Revenues	326.1		969.9
Effect of currency exchange rates	15.9	5	45.6	5
Organic growth	18.0	5	37.7	4

2007 Revenues	360.0	10	1,053.2	9

2006 Orders	339.9		1,017.8
Effect of currency exchange rates	16.4	5	48.4	5
Organic growth	20.1	6	35.7	3

2007 Orders	376.4	11	1,101.9	8

Backlog as of 09/30/06	356.1
Effect of currency exchange rates	27.2	8
Organic growth	37.4	10

Backlog as of 09/30/07	420.7	18

Fluid Transfer Products
2006 Revenues	87.9		259.7
Effect of currency exchange rates	1.9	2	5.3	2
Organic growth	7.4	9	40.3	16

2007 Revenues	97.2	11	305.3	18

2006 Orders	83.8		282.3
Effect of currency exchange rates	2.1	3	8.6	3
Organic growth	13.6	16	8.3	3

2007 Orders	99.5	19	299.2	6

Backlog as of 09/30/06	189.6
Effect of currency exchange rates	8.0	4
Organic growth	(13.0)	(7)

Backlog as of 09/30/07	184.6	(3)

Consolidated Revenues
2006	414.0		1,229.6
Effect of currency exchange rates	17.8	4	50.9	4
Organic growth	25.4	6	78.0	6

2007	457.2	10	1,358.5	10